QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.30

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

A123 SYSTEMS, INC.

AND

THE GILLETTE COMPANY

Table of Contents

Articles
1. Definitions	3
2. Grant of Rights to Licensed Technology	10
3. Grant of Rights to Trademarks	13
4. Learning Support	15
5. Royalties & Payment Terms	16
6. Reports & Records	17
7. Patent Prosecution & Infringement	18
8. Indemnification	20
9. Confidentiality	23
10. Representations & Warranties	25
11. Limitations on Liability	25
12. General Compliance with Laws	29
13. Term & Termination	29
14. Dispute Resolution	30
15. Miscellaneous	30
Schedules
Schedule 1.19—EXISTING PATENTS	34
Schedule 1.46.2—Obligations of PERMITTED ASSIGNEE OF GILLETTE	35
Schedule 1.47—Obligations of PERMITTED ASSIGNEE OF A123	36
Schedule 10.1—CONFLICTING OBLIGATIONS	37

Preamble

        This Exclusive License Agreement (this "AGREEMENT"), effective as of the last date of execution of this AGREEMENT (the "EFFECTIVE DATE"), is between A123 Systems, Inc. ("A123"), a Delaware corporation, with offices at 321 Arsenal Street, Watertown, Massachusetts 02472 and The Gillette Company ("GILLETTE"), a Delaware Corporation having its principal office at The Prudential Center, 800 Boylston St., Boston Massachusetts 02199.

        A123 is the owner of certain patent rights and know-how relating to A123's proprietary battery technologies.

        GILLETTE desires to obtain an exclusive license under A123's patent rights and related know-how in the FIELD (as later defined herein) upon the terms and conditions set forth, below.

        A123 and GILLETTE desire that A123 provide GILLETTE with training and technology transfer to assist GILLETTE in exploiting such patent rights and know-how in the FIELD.

        A123 and GILLETTE intend to simultaneously enter into a supply agreement (the "SUPPLY AGREEMENT") pursuant to which A123 will supply to GILLETTE powder and other components relating to A123's battery technologies.

        A123 and GILLETTE therefore agree as follows:

        1.     Definitions

          1.1.  "A123" is defined in the first paragraph

          1.2.  "A123 INDEMNITEES" is defined in Paragraph 8.1.1.

          1.3.  "AFFILIATE" means any corporation, association or other entity that directly or indirectly controls, is controlled by, or is under common control with the party in question; through stock ownership, or other equity interest, direct or indirect. As used in the preceding sentence, "control", "controlled" and "control" mean with respect to a subject entity, direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or equity interest in the entity.

          1.4.  "AGREEMENT" is defined in the first paragraph.

          1.5.  "ALTERNATIVE REMEDY NOTICE" is defined in Paragraph 8.1.2.2.2.

          1.6.  "BUSINESS DAY" means any day other than Saturday, Sunday, US federal holiday, or an Ohio holiday. Any other reference to day or days will include Saturday, Sunday, US federal holiday, or an Ohio holiday.

          1.7.  "BUSINESS TRANSFER" is defined in Paragraph 15.2.

          1.8.  "BUSINESS TRANSFER CLOSING" is defined in Paragraph 15.2.1.

          1.9.  "CASH-QUANTITY-TRADE DISCOUNTS" means (A) damaged and returned merchandise payments and allowances; (B) incentive discounts for (i) ordering in quantity to receive reduced price and/or (ii) payment within a stipulated time period; (C) trade & cash discounts & allowances; (D) value added tax, other taxes or duties, (E) quantity discounts and bracket pricing, to the extent included in invoiced sales of products; (F) consumer price reductions; (G) merchandising and pricing funds provided to THIRD PARTIES including introductory merchandising funds to list new products; (H) other allowances, adjustments, reimbursements, discounts, charge backs and rebates granted to THIRD PARTIES; (I) any other discounts which reduce pricing for the customer or end consumer, including without limitation temporary price reductions, coupons, and other promotional spending with retail customers; provided that (AA) all such discounts are properly recognized according to GAAP and consistent with GILLETTE's internal accounting for such discounts and (BB) no such discounts will be taken where discounts are contingent on a third party's marketing or merchandising efforts.

          1.10.  "CELLS" means cells with a volume up to and including the [**] cell in the marketplace today, no greater than [**] centimeters ([**]cc), in any form factor, that utilizes NANOPHOSPHATE and/or LTO, with or without other related materials.

          1.11.  [**].

          1.12.  "CONFIDENTIAL INFORMATION" is defined in Paragraph 9.1.

          1.13.  "CONFLICTING OBLIGATION" means a contractual obligation of A123 to a THIRD PARTY that does not allow A123 to include claims in FUTURE PATENTS and/or any trade secrets in the FUTURE KNOW-HOW,

            1.13.1.  A123 & SUBSIDIARY Developments. with respect to developments of A123 or its SUBSIDIARIES, solely where such obligation was in place prior to December 31, 2007;

            1.13.2.  Contractor Developments. with respect to developments of a contractor to A123, where the contractor is expected to improve or enhance the LICENSED TECHNOLOGY, solely where such obligation was in place prior to December 31, 2007; and for other contractors, solely where such obligation was in place prior to the later of

              1.13.2.1.  December 31, 2007,

              1.13.2.2.  for FUTURE PATENTS developed by such contractor only, the date A123 obtained rights in such patent applications or patents, and

              1.13.2.3.  for FUTURE KNOW-HOW developed by such contractor only, the date A123 obtained rights in such FUTURE KNOW-HOW; and

            1.13.3.  Developments Licensed from 3rd Parties. with respect to developments licensed from a third party to A123 where such development was not the result of research and/or development work contracted out by A123 to the third party, solely where such obligation was in place prior to the later of

              1.13.3.1.  December 31, 2007,

              1.13.3.2.  for FUTURE PATENTS only, the date A123 obtained rights in such patent applications or patents and,

              1.13.3.3.  for FUTURE KNOW-HOW only, the date A123 obtained rights in such FUTURE KNOW-HOW;

provided that A123 does not enter into any CONFLICTING OBLIGATION with the intent of reducing GILLETTE's or GILLETTE's AFFILIATEs' rights under this AGREEMENT. Any renewals of CONFLICTING OBLIGATIONS upon their expiration will continue to be treated as a CONFLICTING OBLIGATION from the original date of the CONFLICTING OBLIGATION that was in effect on December 31, 2007.

          1.14.  "DISPUTE" is defined in Paragraph 14.1.

          1.15.  "EFFECTIVE DATE" is defined in the first paragraph.

          1.16.  "END USE DEVICE" means an end-use device intended for use with a LICENSED PRODUCT as its power source.

          1.17.  "EQUIPMENT KNOW-HOW" means A123's know-how regarding the identity of suppliers and design specifications for equipment used by A123's suppliers for the following processes:

            1.17.1.  [**] for NANOPHOSPHATE and/or LTO, with or without certain other related materials, or other raw materials developed by A123, its SUBSIDIARIES or contractors;

            1.17.2.  [**];

            1.17.3.  [**];

            1.17.4.  [**];

            1.17.5.  all CELL assembly processes;

            1.17.6.  formation and conditioning;

            1.17.7.  testing and sorting; and

            1.17.8.  inspection and quality assurance.

          1.18.  "EXISTING KNOW-HOW" means the KNOW-HOW that exists on the EFFECTIVE DATE.

          1.19.  "EXISTING PATENTS" means those patent applications and patents set forth in Schedule 1.19 hereto, and any related continuations, continuations-in-part, divisionals, reissues, and reexaminations; and foreign counterparts and/or equivalents thereof.

          1.20.  "FIELD" means the following electronic devices:

            1.20.1.  photography, imaging, audio and/or video devices;

            1.20.2.  except as set forth in Paragraphs 1.20.15.3 and 1.20.15.4, handheld and console electronic gaming devices and related peripherals and accessories (including, for example, Sony PSP, Nintendo DS, Xbox 360, wireless controllers for same, etc.);

            1.20.3.  computing devices (including, for example, laptops and personal digital assistants),

            1.20.4.  except as set forth in Paragraphs 1.20.15.3 and 1.20.15.4, communication devices (including, for example, cell phones, pagers, walkie-talkies);

            1.20.5.  location devices;

            1.20.6.  medical devices (including, for example, hearing aids, portable defibrillators, sphygmomanometers, and thermometers) sold directly to consumers, it being acknowledged that, without limitation, A123 may manufacture, have manufactured, use and sell or have sold similar or identical products directly to hospitals or doctors offices, which sales will be outside the FIELD;

            1.20.7.  except as set forth in Paragraph 1.20.15.9 safety and security devices (including, for example, abduction alarms, laser guard fences, motion detectors, personal security alarms, security systems, surveillance devices, and smoke detectors);

            1.20.8.  oral care devices;

            1.20.9.  beauty care devices;

            1.20.10.  shaving (wet and dry) devices;

            1.20.11.  cordless household appliances (including, for example, cordless knives, stick mixers, etc.);

            1.20.12.  except as set forth in Paragraph 1.20.15 devices primarily marketed as home care devices, other than vacuum cleaners;

            1.20.13.  vacuum cleaners having accommodation for removably receiving a disposable sheet; and

            1.20.14.  [**] and related products primarily intended for use within the above applications, but may also have application with devices in other fields due to the potential universality of such [**] or related product, it being acknowledged that similar or identical [**] sold primarily for use outside the above applications will not be within the FIELD; and

            1.20.15.  Exclusions to FIELD. without intending to broaden the scope of Paragraphs 1.20.1 through 1.20.14, specifically excludes,

              1.20.15.1.  stationary power devices,

              1.20.15.2.  power tools (professional and/or consumer),

              1.20.15.3.  products primarily marketed or packaged as toys, it being acknowledged that similar products may be included in the FIELD pursuant to Paragraphs 1.20.2 and 1.20.4, so long as such products are not primarily marketed or packaged as toys,

              1.20.15.4.  hobby products (such as remote control cars, boats and airplanes), it being acknowledged that similar products may be included in the FIELD pursuant to Paragraphs 1.20.2 and 1.20.4,

              1.20.15.5.  transportation or aviation products,

              1.20.15.6.  generators, compressors and other pump products;

              1.20.15.7.  devices marketed as home workshop products and /or marketed as construction worksite products, including but not limited to lasers and security devices marketed in that manner;

              1.20.15.8.  consumer and professional lawn and garden products (such as hedge clippers, lawn mowers and leaf blowers) and

              1.20.15.9.  watches and clocks.

          1.21.  "FTE" is defined in Paragraph 4.3.

          1.22.  "FUTURE KNOW-HOW" means any KNOW-HOW that is developed during the period between the EFFECTIVE DATE and the [**] year anniversary of the EFFECTIVE DATE, whether developed by A123, an AFFILIATE of A123, and/or a contractor of A123 (to the extent such contractor is willing to permit A123 to disclose such KNOW-HOW to GILLETTE in such contractor's sole discretion); provided that, such KNOW-HOW will constitute FUTURE KNOW-HOW only where A123 does not have a CONFLICTING OBLIGATION.

          1.23.  "FUTURE PATENTS" means, with respect to inventions whether developed by A123, an AFFILIATE of A123, and/or a contractor of A123 (to the extent such contractor is willing to assign such rights to A123 in such contractor's sole discretion) and where A123 does not have a CONFLICTING OBLIGATION:

            1.23.1.  Patents on KNOW-HOW. claims in A123's patent applications and resulting patents where such patent applications were filed after the EFFECTIVE DATE and encompass any EXISTING KNOW-HOW and/or FUTURE KNOW-HOW;

            1.23.2.  Selection Inventions. claims in A123's patent applications and resulting patents where such patent applications were filed after the EFFECTIVE DATE and such claims fall within the scope of any claim(s) of EXISTING PATENTS;

            1.23.3.  Additional Inventions. claims in A123's patent applications and patents covering the subject matter set forth in Paragraphs 1.23.3.1 - 1.23.3.4, which claims describe inventions developed during the period between the EFFECTIVE DATE and the [**] year anniversary of the EFFECTIVE DATE:

              1.23.3.1.  CELLS and/or [**] per se,

              1.23.3.2.  methods of making CELLS and/or [**],

              1.23.3.3.  methods of using CELLS and/or [**],

              1.23.3.4.  materials employed in the making of CELLS and/or [**].

          1.24.  "GAAP" means generally accepted accounting principles in the US.

          1.25.  "GILLETTE" is defined in the first paragraph.

          1.26.  "GILLETTE-IMPROVED IP" means all intellectual property in and to improvements and/or enhancements of the LICENSED KNOW-HOW first conceived and actually or constructively reduced to practice by GILLETTE or any of their AFFILIATEs during the TERM.

          1.27.  "GILLETTE INDEMNITEES" is defined in Paragraph 8.1.2.1.

          1.28.  "GROSS SALES" means the invoiced price of sales, prior to any adjustments resulting from offsets and/or deductions, of product (i.e., all merchandise items including finished products, and approved intermediates) sold to THIRD PARTIES (including distributors, customers and/or consumers by GILLETTE).

          1.29.  "INDEMNITIEES" is defined in Paragraph 8.2.

          1.30.  "INITIAL LICENSE FEES" is defined in Paragraph 5.1.1 (INITIAL LICENSE FEES).

          1.31.  "KNOW-HOW" means all of the following that A123 owns or possesses, that is not publicly known:

            1.31.1.  know-how and trade secrets relating to

              1.31.1.1.  CELLS and [**],

              1.31.1.2.  the most up to date version (as well as background on prior versions) of formulations, specifications, quality assurance methods, and processes for production of NANOPHOSPHATE and/or LTO, with or without other related materials and electrodes, and production of electrolyte for CELLS,

              1.31.1.3.  safety and performance of the CELLS and [**],

              1.31.1.4.  support of the products supplied by A123 under the SUPPLY AGREEMENT and

          1.31.2.  the EQUIPMENT KNOW-HOW.

          1.32.  "LEARNING PHASE" means the period commencing on the EFFECTIVE DATE and expiring on the [**] year anniversary of the EFFECTIVE DATE.

          1.33.  "LICENSED KNOW-HOW" means the EXISTING KNOW-HOW and the FUTURE KNOW-HOW.

          1.34.  "LICENSED PRODUCT" means any CELL or [**] that:

            1.34.1.  absent the licenses granted hereunder, would infringe one or more claims of the PATENT RIGHTS; and/or

            1.34.2.  is developed, manufactured or used by using EXISTING KNOW-HOW or FUTURE KNOW-HOW.

          1.35.  "LICENSED TECHNOLOGY" means the PATENT RIGHTS and LICENSED KNOW-HOW.

          1.36.  "LTO" means lithium titanates for use as an electrode active material.

          1.37.  "MATERIAL ADVERSE EFFECT" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the ability of GILLETTE or any AFFILIATE of GILLETTE to exercise its license rights hereunder in the FIELD, including GILLETTE's or any AFFILIATE of GILLETTE's ability to commercialize the technology licensed hereunder in the FIELD.

          1.38.  [**].

          1.39.  "MONTH" means each calendar month.

          1.40.  "NANOPHOSPHATE" means A123's proprietary formulation of a nanoscale lithium transition metal phosphate.

          1.41.  "NET SALES" and "NOS" means GILLETTE's, GILLETTE's AFFILIATEs', and permitted SUBLICENSEE(s)', if any, GROSS SALES to a THIRD PARTY of LICENSED PRODUCT less the total of the following: CASH-QUANTITY-TRADE DISCOUNTS and Value Added Taxes (VAT). Any of the deductions listed above which involve a payment by GILLETTE will be taken as a deduction against aggregate sales for the QUARTER in which the expense is accrued by GILLETTE. For purposes of determining NOS, product will be deemed to be sold when shipped to a THIRD PARTY customer of GILLETTE. Sales between or among GILLETTE or its SUBLICENSEE(s) will be excluded from the computation of NOS, but sales by GILLETTE or its SUBLICENSEE(S) to their THIRD PARTY customers will be included in the computation of NOS. NOS will be translated into US dollars on a QUARTERly basis using the average of the exchange rates on the first and last working days of each MONTH as published in the Wall Street Journal. If LICENSED PRODUCT is sold to an AFFILIATE of GILLETTE, then NET SALES for such LICENSED PRODUCT will be calculated based on the average price of the LICENSED PRODUCT charged to an independent THIRD PARTY during the same reporting period or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT. Where LICENSED PRODUCT is OTHERWISE DISTRIBUTED, the NOS of the LICENSED PRODUCT will be the average of the NOS of the LICENSED PRODUCT that was sold to THIRD PARTIES during the most recent QUARTER; and in the event there have been no previous sales of the LICENSED PRODUCT, then the NOS of such LICENSED PRODUCT will be the average selling price at which products of similar kind and quality, sold in similar quantities, are then currently being offered for sale by other manufacturers.

          1.42.  "OTHERWISE DISTRIBUTED" means the transfer of LICENSED PRODUCT by the licensee to a THIRD PARTY for less than fair market value, other than for purposes of scrapping or donations to charitable institutions.

          1.43.  "PARTY" means A123 or GILLETTE and "PARTIES" means A123 and GILLETTE collectively.

          1.44.  "PATENT RIGHTS" means the EXISTING PATENTS and the FUTURE PATENTS.

          1.45.  "PATENT TERM" means the period commencing on the EFFECTIVE DATE and ending on the expiration, invalidation or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS.

          1.46.  "PERMITTED ASSIGNEE OF GILLETTE" means:

            1.46.1.  any AFFILIATE of GILLETTE that assumes all or substantially all of GILLETTE's assets relating to the sale of LICENSED PRODUCTs in the FIELD; or

            1.46.2.  any THIRD PARTY that, at the time of the applicable assignment, enters into a binding written agreement having terms substantially similar in scope to those set forth in Schedule 1.46.2.

          1.47.  "PERMITTED ASSIGNEE OF A123" means any THIRD PARTY that, at the time of the applicable assignment, enters into a binding written agreement having terms substantially similar in scope to those set forth in Schedule 1.47.

          1.48.  "PERMITTED SUBLICENSEE" means any THIRD PARTY that (i) is not involved in the [**], and (ii) does not derive more than [**] Dollars ($[**]) in revenue annually from providing [**] to any other THIRD PARTY that derives revenue from the CELLS or [**] in the market segments listed in Paragraph 1.20.15 (Exclusions to FIELD), and (iii) does not perform [**] for itself or any other person or entity; provided that such THIRD PARTY agrees with GILLETTE to a binding written agreement that requires terms substantially equivalent to the following:

            1.48.1.  Non-compete. Such THIRD PARTY will enter into a binding, written agreement that such THIRD PARTY will not compete in any of the lithium phosphate CELLS or [**] market segments listed in Paragraph 1.20.15 (Exclusions to FIELD) for a period of [**] years from the EFFECTIVE DATE.

            1.48.2.  No-sublicensing. Such THIRD PARTY will not sublicense any of the LICENSED TECHNOLOGY to any other THIRD PARTY for any purposes.

            1.48.3.  No Tasks Outside FIELD. None of the employees or personnel provided with access to the LICENSED TECHNOLOGY will be permitted, for at least [**] years following their access to such LICENSED TECHNOLOGY, to perform tasks related to the [**] for application outside the FIELD,

            1.48.4.  Abide by Confidentiality. Such THIRD PARTY will meet the confidentiality restrictions set forth in Article 9 (Confidentiality) to the same extent such provisions apply to GILLETTE.

          1.49.  "PROPOSED SETTLEMENT" is defined in Paragraph 7.3.2.

          1.50.  "QUARTER" means any three (3) month period beginning on any January 1 and ending on the next March 31, beginning on any April 1 and ending on the next June 30, beginning on any July 1 and ending on the next September 30, beginning on any October 1 and ending on the next December 31, provided however that the first QUARTER for the purposes of this AGREEMENT begins on the EFFECTIVE DATE and ends on the earliest of the next March 31, June 30, September 30 or December 31.

          1.51.  "REVIEW PERIOD" is defined in Paragraph 3.3.1.

          1.52.  "ROFO TECHNOLOGIES" is defined in Paragraph 2.4.

          1.53.  "ROYALTIES" is defined in Paragraph 5.1.3 (ROYALTIES).

          1.54.  "ROYALTY-BEARING PRODUCT" means a LICENSED PRODUCT that,

            1.54.1.  but for the rights granted under this AGREEMENT, would otherwise infringe any one or more claims in one or more unexpired, maintained patent(s) included within PATENT RIGHTS that has not been disclaimed, abandoned or held invalid by a decision beyond the right of review; and/or

            1.54.2.  that both (i) utilizes KNOW-HOW and (ii) is sold or OTHERWISE DISTRIBUTED during the seven (7) year period from the EFFECTIVE DATE.

          1.55.  "SUBLICENSEE" means the beneficiary of a sublicense of the LICENSED TECHNOLOGY from GILLETTE in conformance with Paragraphs 2.1 (LICENSED TECHNOLOGY), 2.2 (Sublicenses), and/or 3.1 (TRADEMARK), and their subparagraphs.

          1.56.  "SUBSEQUENT CONTRACT" means a written binding contract entered into by A123 on or after the EFFECTIVE DATE, such as a license agreement, supply agreement, services agreement, settlement agreement, reseller agreement or other agreement; provided that, for the avoidance of doubt, SUBSEQUENT CONTRACTS do not include any written terms imposed by or otherwise required by any final unappealable adjudication.

          1.57.  "SUBSEQUENT CONTRACT TERMINATION NOTICE" is defined in Paragraph 11.4.2.

          1.58.  "SUBSIDIARY" of a PARTY means a wholly-owned subsidiary of such PARTY.

          1.59.  "SUPPLY AGREEMENT" is defined in the first paragraph.

          1.60.  "SUPPORT" is defined in Paragraph 4.1.

          1.61.  "TECHNOLOGY APPLICATION" is defined in Paragraph 8.1.2.1.

          1.62.  "TERM" is defined in Paragraph 13.1.

          1.63.  "THIRD PARTY" means any person or entity that is not A123, GILLETTE or one of their AFFILIATEs.

          1.64.  "TRADEMARK" means A123's trademark "NANOPHOSPHATE™".

          1.65.  "US" means the United States of America.

          1.66.  [**].

          1.67.  [**].

        2.     Grant of Rights to LICENSED TECHNOLOGY

          2.1.  LICENSED TECHNOLOGY. Subject to the terms of this AGREEMENT, A123 hereby grants to GILLETTE and AFFILIATEs of GILLETTE an exclusive (except as provided in Paragraphs 2.1.1 (Rights Retained) or 2.1.4 (Exclusivity), and their subparagraphs), worldwide, royalty-bearing license under the LICENSED TECHNOLOGY to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTs and END-USE DEVICEs for use in the FIELD during the TERM. The license includes the limited right to sublicense certain THIRD PARTIES set forth in Paragraph 2.2 (Sublicenses) and its subparagraphs.

            2.1.1.  Rights Retained. A123 retains all other rights under LICENSED TECHNOLOGY, including without limitation:

              2.1.1.1.  all rights under the LICENSED TECHNOLOGY outside the FIELD; and

              2.1.1.2.  all rights under the LICENSED TECHNOLOGY relating to products that are neither a LICENSED PRODUCT nor an END-USE DEVICE, regardless of whether such products/devices are within the FIELD.

            2.1.2.  When Effective. The grant under Paragraph 2.1 (LICENSED TECHNOLOGY) will not be effective until A123 receives the INITIAL LICENSE FEES contemplated in Paragraph 5.1.1 (INITIAL LICENSE FEES).

            2.1.3.  Fully Paid Up & Conversion to Non-Exclusive. Upon expiration of this AGREEMENT due to termination of the PATENT TERM (and not due to any other cause for termination of this AGREEEMENT hereunder), the license grant under Paragraph 2.1 (LICENSED TECHNOLOGY) will be deemed fully-paid up, and become non-exclusive, irrevocable and perpetual, surviving such expiration of this AGREEMENT.

            2.1.4.  Exclusivity.

              2.1.4.1.  Multiple Field LICENSED PRODUCTS. Some LICENSED PRODUCTS may have application within the FIELD and outside the FIELD. In such instances, GILLETTE's exclusivity limits only A123's or A123's sublicensees' rights to sell such LICENSED PRODUCTS in the FIELD, while A123 and such sublicensees, if any, may sell the identical LICENSED PRODUCTS outside the FIELD. For instance and without limitation:

              2.1.4.1.1.  per Paragraphs 2.1 (LICENSED TECHNOLOGY), and 1.20.14 GILLETTE is granted the exclusive right to sell LICENSED PRODUCTS that are [**] and END-USE DEVICEs primarily intended for use in the FIELD, while A123 and A123's sublicensees remain unrestricted in their ability to sell similar or identical [**] and end-use products primarily for use outside the FIELD, regardless of whether such [**] or other products have application to LICENSED PRODUCTS in the FIELD due to the [**] of such [**] or related product;

              2.1.4.1.2.  per Paragraphs 2.1 (LICENSED TECHNOLOGY), and 1.20.6, GILLETTE is granted the exclusive right to sell LICENSED PRODUCTS and END-USE DEVICEs that are defibrillators, while A123 and A123's sublicensees remain unrestricted in their ability to sell such defibrillators to doctors or hospitals for such doctors' or hospitals' use on patients; and

              2.1.4.1.3.  per Paragraphs 2.1 (LICENSED TECHNOLOGY), and 1.20.15 GILLETTE is granted the exclusive right to sell END-USE DEVICEs that are [**] that are not toys, and LICENSED PRODUCTS primarily intended for use in such [**], while A123 and A123's sublicensees remain unrestricted in their ability to sell CELLS and [**] for use in [**] that are primarily directed to children, and to sublicense to any THIRD PARTY the right to make, use, import and sell such [**] for use with CELLS and [**], regardless of whether the products are functionally similar or identical.

            2.1.4.2.  Exclusion for Current [**] Business. Notwithstanding the exclusive license grant under Paragraph 2.1 (LICENSED TECHNOLOGY), A123 may make, have made, import, offer to sell and sell products in the FIELD for sales and service to [**] solely where A123 has delivered a sample of such product to [**] prior to the EFFECTIVE DATE.

          2.2.  Sublicenses.

            2.2.1.  Sublicense for [**]. GILLETTE and its AFFILIATEs may sublicense the LICENSED TECHNOLOGY to any THIRD PARTY manufacturer of GILLETTE for the [**] to be provided to GILLETTE and/or its AFFILIATEs. Notwithstanding the foregoing or anything else to the contrary in this AGREEMENT, GILLETTE and its AFFILIATES each will not sublicense to any THIRD PARTY the right under the LICENSED TECHNOLOGY to [**].

            2.2.2.  Sublicense for Development / Manufacturing for GILLETTE. GILLETTE and its AFFILIATEs may sublicense its rights under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs to a PERMITTED SUBLICENSEE for the purpose of developing and/or manufacturing LICENSED PRODUCTs in the FIELD solely for the purpose of selling such LICENSED PRODUCTs to GILLETTE and/or any AFFILIATE of GILLETTE.

            2.2.3.  Sublicense for Development / Manufacturing & Resale for THIRD PARTY. Subject to A123's prior written consent, in A123's sole discretion, on a case-by-case basis, GILLETTE and its AFFILIATEs may sublicense its rights under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs to a THIRD PARTY for the purpose of developing and/or manufacturing LICENSED PRODUCTs in the FIELD for subsequent selling of such

    LICENSED PRODUCTs to THIRD PARTIES in the FIELD. It is anticipated that, if A123 were to approve any such sublicenses, substantial restrictions would be placed on the activities of such THIRD PARTY sublicensee, which may include a separate written agreement between A123 and such THIRD PARTY sublicensee.

            2.2.4.  Sublicense [**] for CELL Assembly & Resale. GILLETTE and its AFFILIATEs may sublicense its rights under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs to [**] for the purposes of (i) [**] in the FIELD, and (ii) [**] in the FIELD. Notwithstanding the foregoing, such right to sublicense to [**] does not include the right to sublicense the LICENSED TECHNOLOGY for coating cathodes for lithium ion cells.

            2.2.5.  Sublicense for END-USE DEVICEs. GILLETTE and its AFFILIATES may sublicense its PATENT RIGHTS relating to END-USE DEVICEs under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs to any THIRD PARTY manufacturer, wholesaler or retailer of such END-USE DEVICEs.

            2.2.6.  Sublicensee Compliance / GILLETTE Liability. With respect to each permitted SUBLICENSEE,

              2.2.6.1.  such SUBLICENSEE will be required to comply with the restrictions of this AGREEMENT, including without limitation the restrictions set forth in Article 9 (Confidentiality), and will not be permitted to further sublicense the LICENSED TECHNOLOGY, with the exception of SUBLICENSEES under Paragraph 2.2.5 (Sublicense for END-USE DEVICEs) who will be permitted to further sublicense; and

              2.2.6.2.  GILLETTE will remain liable for all acts and omissions of such SUBLICENSEE relating to obligations under this AGREEMENT, as if such acts or omissions were by GILLETTE.

            2.2.7.  Incorporation & Copy of Sublicense. GILLETTE will incorporate terms and conditions into its sublicense agreements sufficient to enable GILLETTE to comply with this AGREEMENT. GILLETTE will promptly furnish A123 with the names of any SUBLICENSEE, promptly after execution of a sublicense agreement with the SUBLICENSEE.

            2.2.8.  Restrictions—[**]. Notwithstanding anything to the contrary in this Paragraph 2.2 (Sublicenses) and its subparagraphs, GILLETTE, its AFFILIATEs and/or SUBLICENSEEs will not, under any circumstances, sublicense any of the LICENSED TECHNOLOGY to any THIRD PARTY for the development or manufacture of [**].

          2.3.  Non-exclusive Licenses in Other Fields. Upon request by GILLETTE, A123 will reasonably consider in good faith on a case-by-case basis, amending the licenses granted under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs to include non-exclusive licenses in certain fields outside of the FIELD, in A123's sole discretion and subject to mutually agreed terms, fees and conditions. For the avoidance of doubt, except as expressly provided in Paragraph 2.4 (Right of First Offer) and its subparagraphs, A123 is under no obligation to notify GILLETTE or to grant GILLETTE a right of first offer or any other right to bid on such licenses prior to granting such rights to a THIRD PARTY.

          2.4.  Right of First Offer. A123 hereby grants to GILLETTE a right of first offer to a license solely in the FIELD, under patents and know-how, not already licensed under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs relating to lithium-ion technologies developed by A123 which may be pertinent to CELLS, including but not limited to: [**] or other relevant developments, if A123 is willing to license such technologies to any THIRD PARTY (the "ROFO TECHNOLOGIES").

            2.4.1.  First Offer Procedure. Such right of first offer will mean that if A123 wishes to license the ROFO TECHNOLOGIES to any THIRD PARTY in the FIELD, then A123 will provide written notice to GILLETTE, prior to offering the subject ROFO TECHNOLOGIES to a THIRD PARTY. GILLETTE will then have [**] from receipt of such notice in which to provide A123 with proposed terms under which GILLETTE would license such ROFO TECHNOLOGIES from A123. A123 would review such proposed terms but will be under no obligation to negotiate further with GILLETTE nor under any restriction on A123's right to accept any other offers from any THIRD PARTY for the ROFO TECHNOLOGIES after such [**] period.

          2.5.  Non-exclusive GILLETTE IMPROVED IP License. GILLETTE hereby grants to A123 and its SUBSIDIARIES a non-exclusive, irrevocable, royalty-free, worldwide, license under the GILLETTE IMPROVED IP to develop, make, have made, use, sell, offer to sell, lease, and import any products outside the FIELD that incorporate the LICENSED TECHNOLOGY or any GILLETTE IMPROVED IP to the extent GILLETTE has the right to grant such rights to A123. GILLETTE will use good faith efforts to secure the right to grant such rights to A123 but will not be required to refuse to receive GILLETTE IMPROVED IP from SUBLICENSEES that otherwise are in conformance with the terms and conditions of this Agreement. Notwithstanding the foregoing, GILLETTE will be under no obligation to disclose any GILLETTE IMPROVED IP to A123.

          2.6.  Retained Federal Government Rights. GILLETTE acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. A123 represents and warrants that such US Government rights will not result in GILLETTE or any AFFILIATEs of GILLETTE being required to obtain US government approval to manufacture CELLS and/or [**] outside of the US under the intellectual property rights licensed under this AGREEMENT.

          2.7.  Ownership of LICENSED TECHNOLOGY, No Additional Rights. As between GILLETTE and A123, A123 is the sole and exclusive owner of all the LICENSED TECHNOLOGY. Nothing in this AGREEMENT will be construed to confer any rights upon GILLETTE by implication, estoppel, or otherwise as to any technology or patent rights of A123 or any other entity other than the LICENSED TECHNOLOGY, FUTURE PATENTS, and FUTURE KNOW-HOW regardless of whether such technology or patent rights will be dominant or subordinate to any LICENSED TECHNOLOGY.

        3.     Grant of Rights to TRADEMARKS

          3.1.  TRADEMARK. A123 hereby grants to GILLETTE and AFFILIATEs of GILLETTE an exclusive worldwide, royalty-free, non-transferable, non-sublicensable license to use the TRADEMARK during the TERM on and in connection with the manufacture, display, advertising, promotion, labeling, sale, marketing, and distribution of LICENSED PRODUCTs in the FIELD. The license does not include the right to sublicense.

          3.2.  Quality Control. A123 will have the right to monitor and observe the manufacture, processing, packaging and sale of all LICENSED PRODUCTs intended to be marked with the TRADEMARK and to examine all finished LICENSED PRODUCTs intended to be marked with the TRADEMARK for the purpose of protecting and maintaining the standards of quality established by A123 for products sold under the TRADEMARK, subject to the confidentiality obligations under Article 9 (Confidentiality). GILLETTE will permit A123's authorized personnel to enter GILLETTE's and its SUBLICENSEEs' premises at all reasonable times, with at least [**] advance written notice, to inspect manufacturing, processing and packaging facilities and operations where the LICENSED PRODUCTS intended to be marked with the TRADEMARK are being manufactured or stored, and to inspect and test all products produced for sale under the TRADEMARK. Such inspection will be limited to a maximum of [**] per QUARTER, and a reasonable number of lots of product inspected per inspection. A123 will be responsible for all A123's costs associated with such inspection. If A123 at any time finds that any of such marked products are not being manufactured, processed, packaged or sold in accordance with standards of quality acceptable to A123 or have been packaged in a misleading or deceptive manner, or otherwise have been prepared, packaged, advertised or sold in a manner in violation of this AGREEMENT, A123 may notify GILLETTE in writing of such deficiencies, and if GILLETTE fails to correct such deficiencies within [**] after receipt of such notice, A123 may, at its election, terminate this Article 3 (Grant of Rights to TRADEMARKS) effective immediately.

          3.3.  Advertising & Packaging. All packages, labels, designs, descriptive materials and advertising of every type to be used by GILLETTE in connection with LICENSED PRODUCTs bearing the TRADEMARK will be subject to A123's prior written approval per the approval process set forth in Paragraph 3.3.1 (Approval Process), which will not be unreasonably withheld. GILLETTE will cause to appear on all materials on or in connection with which the TRADEMARK is used such legends, markings and notices as A123 may reasonably request.

            3.3.1.  Approval Process. A123 will review materials submitted by GILLETTE within [**] of receipt from GILLETTE ("REVIEW PERIOD"). If A123 chooses not to approve the materials, then within the REVIEW PERIOD, A123 will provide written notice of such disapproval together with written reasons for such disapproval. If A123 fails to respond to GILLETTE within the REVIEW PERIOD, then the materials will be deemed approved.

          3.4.  Modification or Changes to TRADEMARKS by A123. If A123 modifies any TRADEMARK, then A123 will notify GILLETTE about the modification and will allow GILLETTE a reasonable time to change the TRADEMARK on the LICENSED PRODUCT, packaging and any advertising materials for the LICENSED PRODUCT. Should A123 require that the change be implemented within [**] or less from the date of A123's notification, and should there be any cost or expense involved in making A123's desired changes, or such timing, over and above the costs incurred for packaging changes in the normal course of business, or if the change affects existing inventory, GILLETTE will notify A123 of the incremental cost and/or expense, and in the event A123 elects to proceed with requiring GILLETTE to make such change to the TRADEMARK used on the LICENSED PRODUCT, A123 will pay the additional cost or expense within [**] of receipt of an invoice from GILLETTE.

          3.5.  TRADEMARK Matters.

            3.5.1.  Ownership of TRADEMARKs. A123 expressly reserves the sole and exclusive ownership of the TRADEMARK and all rights relating thereto. Use of the TRADEMARK by GILLETTE under this AGREEMENT will inure to the benefit of A123.

            3.5.2.  Similar TRADEMARKs. GILLETTE will not produce, sell or distribute, at any time, whether during or after the license term, directly or indirectly, any LICENSED PRODUCT or similar product whose trademark, trade name or other designation is confusingly similar to the TRADEMARK to the extent that the LICENSED MARK is valid and enforceable in the subject country.

            3.5.3.  Maintenance of TRADEMARK. A123 will use good faith efforts to maintain and enforce the TRADEMARK for the TERM; provided that (i) A123 may modify or replace such TRADEMARK as contemplated in Paragraph 3.4 (Modification or Changes to TRADEMARKS by A123) and its subparagraphs and (ii) A123's decision to cease maintaining the TRADEMARK or any replacement will not be a breach of this AGREEMENT if A123 provides [**] prior written notice of such decision to GILLETTE. GILLETTE will not do or permit to be done any act which prejudices, affects, impairs or destroys the title and interest of A123 in and to the TRADEMARK. If GILLETTE knows that any person, firm or corporation is infringing the TRADEMARK, GILLETTE will promptly notify A123 and cooperate fully with A123 in the defense and protection of the TRADEMARK, provided that GILLETTE will not be required to make any payments to A123 for costs incurred by A123 in the defense and protection of the TRADEMARK; and A123 will bear all reasonable costs associated with GILLETTE's cooperation and reimburse GILLETTE accordingly. A123 reserves the right to prosecute or defend, at its own expense, all suits involving the TRADEMARK and the protection thereof.

            3.5.4.  Use of A123 Name. GILLETTE may use the "A123" name in connection with the promotion and sale of LICENSED PRODUCTs during the TERM, subject in each case to the prior written consent of A123 on a case-by-case basis. A123 may withdraw such consent at any time for no reason upon [**] prior written notice to GILLETTE; and GILLETTE will be given a reasonable time to change any affected packaging or advertising materials equivalent to the timings set forth in Paragraph 3.4 (Modification or Changes to TRADEMARKS by A123). Additionally, and without the consent of A123, if and after an initial press release as contemplated in Paragraph 15.4 (Press Releases), GILLETTE may state on a non-confidential basis that it is licensed by A123 under LICENSED TECHNOLOGY in the FIELD.

            3.5.5.  Use of Other PARTY's Name. Except as expressly authorized under Paragraph 3.5.4 (Use of A123 Name), neither PARTY nor SUBLICENSEEs will use the name of the other PARTY or any variation, adaptation, or abbreviation thereof, or of any of its employees, or agents, or any trademark owned by the other PARTY (subject to the license grant in Article 3 (Grant of Rights to TRADEMARKS), or any terms of this AGREEMENT in any promotional material or other public announcement or disclosure without the prior written consent of the other PARTY or the particular individual.

          3.6.  Indemnification. A123 will indemnify, defend and hold GILLETTE and its AFFILIATEs harmless from and against any and all liability resulting from any claim of infringement of trademarks arising out of or related to the use of the TRADEMARK by GILLETTE and/or its AFFILIATEs in a manner authorized by this AGREEMENT. The obligation of A123 to GILLETTE and its AFFILIATEs for such infringement or claims of infringement, will be conditioned on GILLETTE giving A123 reasonably prompt notice of any such claim or claims for infringement, and giving A123 the authority to conduct the defense of any such action for infringement, with the understanding, however, that GILLETTE and/or its AFFILIATEs may retain additional counsel at its expense and participate in any such litigation.

        4.     Learning Support

          4.1.  Learning Support. During the LEARNING PHASE, A123 will provide GILLETTE and its AFFILIATEs with necessary support of designated company expert resources as may be reasonably required to enable GILLETTE and its AFFILIATEs to practice A123's technology (the "SUPPORT"), including:

            4.1.1.  Performance / Safety. any fundamental understanding of the technology performance and safety limitations;

            4.1.2.  Methods / Procedures. methods and procedures which are critical to the ongoing understanding of key technology attributes;

            4.1.3.  Process Scale Up. key process scale up parameters and other considerations in transferring technology from the laboratory to manufacturing;

            4.1.4.  Successes & Failures. an understanding of what worked / what did not work in reaching the current state of technology development;

            4.1.5.  Q&A. access to A123 company expert resources to answer questions during the teaching period including visits to GILLETTE and/or contractor factories and laboratories;

            4.1.6.  Laboratories. access to laboratories and factories of A123, its SUBSIDIARIES and contractors to allow first hand learning of key materials, formulations, methods and processes;

            4.1.7.  Suppliers. access to A123 key suppliers of raw materials, intermediate materials, components, and analytical tools to enable qualification of key materials and processes, subject to agreement of such supplier to provide such access; and

            4.1.8.  Qualification. support from A123, its SUBSIDIARIES and contractors to enable qualification of key materials, formulations, methods and processes at GILLETTE and approved contractor sites, including but not limited to verification trials and characterization tools.

          4.2.  Support Structure. SUPPORT will be provided and scheduled in a reasonable manner, providing A123 with reasonable time to provide appropriate resources without significant disruption to A123's business.

          4.3.  Level of Support. The PARTIES anticipate that the SUPPORT can be sufficiently provided by approximately between [**] and [**] full-time-equivalent A123 employees ("FTEs") during the LEARNING PHASE. A123 will not be obligated to provide SUPPORT that requires more than [**] FTEs without additional charges. If the efforts of [**] FTEs do not result in a degree of SUPPORT satisfactory to GILLETTE, then the PARTIES will negotiate in good faith additional FTEs and applicable charges for those FTEs. For the avoidance of doubt, A123 will not be in material breach of this Section 4.3 due merely to GILLETTE seeking support that requires more than [**] FTEs or such higher number of FTEs as agreed by the PARTIES from time to time.

          4.4.  Expenses. GILLETTE will pay to A123 all reasonable expenses (i.e., travel expenses consistent with GILLETTE's travel policy, and related out-of-pocket expenses) incurred in connection with the provision of SUPPORT hereunder. Such expenses will be paid by GILLETTE within [**] after GILLETTE's receipt of A123's complete and correct invoice, which will include a statement fully itemizing expenses incurred.

          4.5.  Failure to Provide Support. A123's material failure to provide SUPPORT as required in Article 4 (Learning Support) will be deemed a material breach under Paragraph 13.2.2 (Material Breach), subject, without limitation, to the resource constraints identified in this Section 4. Notwithstanding anything to the contrary in this AGREEMENT, if A123 fails to cure such breach per Paragraph 13.2.2 (Material Breach) and GILLETTE exercises its right to terminate under Paragraph 13.2.2 (Material Breach) within [**] after the expiration of the LEARNING PHASE, then A123 will refund to GILLETTE all fees and ROYALTIES under Paragraphs 5.1 (Consideration for Grant of Rights) and 5.2 (Consideration for Support) and their subparagraphs, paid by GILLETTE from the EFFECTIVE DATE to GILLETTE's notice of termination. Such refund will be made within [**] of the GILLETTE notice of termination. Notwithstanding the foregoing, if there is a dispute between the PARTIES as to whether or not A123 in fact materially failed to provide support as required in Article 4 (Learning Support), then the dispute will be resolved in accordance with the procedures set forth in Article 14 (Dispute Resolution). GILLETTE will use good faith efforts to notify A123 promptly of any dissatisfaction of GILLETTE with A123's provision of SUPPORT.

        5.     ROYALTIES & Payment Terms

          5.1.  Consideration for Grant of Rights.

            5.1.1.  INITIAL LICENSE FEES. GILLETTE will pay to A123 TWENTY-TWO MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($22,500,000) in license fees (the "INITIAL LICENSE FEES") promptly after the EFFECTIVE DATE, which payment will be received by A123 no more than [**] after the EFFECTIVE DATE.

            5.1.2.  Additional License Fee. GILLETTE will pay to A123 an additional license fee of [**] U.S. DOLLARS ($[**]) within [**] after the end of the LEARNING PHASE. It is understood that in the event this AGREEMENT is terminated prior to the end of the LEARNING PHASE, the payment obligation under this Paragraph 5.1.2 will also terminate.

            5.1.3.  ROYALTIES. During the TERM, GILLETTE will pay to A123 running royalties ("ROYALTIES") of [**] percent ([**]%) of NET SALES of ROYALTY-BEARING PRODUCTs. ROYALTIES will be payable for each QUARTER during the TERM and will be due to A123 within [**] of the end of each such QUARTER.

          5.2.  Consideration for Support. GILLETTE will pay to A123 a support fee of TWO MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($2,500,000) promptly after the EFFECTIVE DATE, which payment will be received by A123 no more than [**] after the EFFECTIVE DATE.

          5.3.  Payments.

            5.3.1.  Method of Payment. All payments under this AGREEMENT should be made by wire transfer to the below address, or as A123 may otherwise identify to GILLETTE in writing from time to time.

Beneficiary:	A123 Systems
Beneficiary Address:	321 Arsenal Street Watertown, MA 02472
Beneficiary A/C:	[**]
Bank:	[**]
Bank Address:	[**] [**]
ABA:	[**]
SWIFT Code:	[**]

            5.3.2.  Payments in U.S. Dollars. All payments due under this AGREEMENT will be drawn on a US bank and will be payable in US dollars. Conversion of foreign currency to U.S. dollars will be made at the conversion rate existing in the US (as reported in The Wall Street Journal) on the last working day of the subject QUARTER. Such payments will be without deduction of exchange, collection, or other charges, except as permitted in the definition of NET SALES.

            5.3.3.  Late Payments. Any payments by GILLETTE that are not paid on or before the date such payments are due under this AGREEMENT will bear interest at a rate equal to the lesser of (i) two percent (2%) per month and (ii) the highest rate permitted by applicable law.

          5.4.  Taxes. All federal, state, municipal, and other governmental excise, sales, use, customs, value added, or other taxes, fees or duties incurred in connection with this AGREEMENT will be paid by the PARTY incurring such costs. If any taxes are owed by A123 and are required to be withheld on any payment under this AGREEMENT, then GILLETTE will:

            5.4.1.  timely pay the taxes on behalf of A123; and

            5.4.2.  deduct the amount of the taxes from the payment before making the payment to A123.

        6.     Reports & Records

          6.1.  Frequency of Reports. GILLETTE will deliver reports to A123 within [**] of the end of each QUARTER, containing information concerning the immediately preceding QUARTER, as further described in Paragraph 6.2 (Content of Reports & Payments) and its subparagraphs.

          6.2.  Content of Reports & Payments. Each report delivered by GILLETTE to A123 will contain at least the following information for the immediately preceding QUARTER:

            6.2.1.  GILLETTE's NET SALES of LICENSED PRODUCT to THIRD PARTIES;

            6.2.2.  total royalty payable on NET SALES of LICENSED PRODUCTs, in U.S. dollars, together with the exchange rates used for conversion; and

            6.2.3.  if no amounts are due to A123 for the applicable QUARTER, the report will so state.

          6.3.  Records. GILLETTE will maintain complete and accurate records relating to the rights and obligations under this AGREEMENT and any amounts payable to A123 in relation to this AGREEMENT, which records will contain sufficient information to permit A123 to confirm the accuracy of any reports delivered to A123 and compliance in other respects with this AGREEMENT. GILLETTE will retain such records for at least [**] years following the end of the GILLETTE fiscal year to which they pertain, during which time A123 will have the right to engage an independent certified public accountant, at A123's expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this AGREEMENT; provided that A123 will give GILLETTE at least [**] advance notice of its intention to conduct such an inspection of records. In the event that any audit performed under this Paragraph 6.3 reveals an underpayment in excess of five percent (5%), GILLETTE will bear the full cost of such audit and will remit any amounts due to A123 within [**] of receiving notice thereof from A123.

        7.     Patent Prosecution & Infringement

          7.1.  Responsibility for PATENT RIGHTS. A123 will prepare, file, prosecute, and maintain all of the PATENT RIGHTS. During the TERM, A123 will not abandon or fail to maintain the EXISTING PATENTS without the prior approval of GILLETTE.

            7.1.1.  Prosecution by GILLETTE. If GILLETTE does not approve A123's desire to abandon subject EXISTING PATENTS, then

              7.1.1.1.  A123 will assign the subject EXISTING PATENTS to GILLETTE;

              7.1.1.2.  GILLETTE will grant A123 a royalty-free, irrevocable, perpetual, non-exclusive, worldwide, license under the subject EXISTING PATENTS to develop, make, have made, use, sell, offer to sell, lease, and import products outside the FIELD;

              7.1.1.3.  GILLETTE will prosecute, maintain and/or abandon the subject PATENT RIGHTS at GILLETTE's sole discretion.

          7.2.  Notification of Infringement. Each PARTY will provide written notice to the other PARTY promptly after becoming aware of any THIRD PARTY infringement of the PATENT RIGHTS; provided that A123 will provide such notice to GILLETTE only where the THIRD PARTY infringement arises in the FIELD.

          7.3.  Right to Prosecute Infringements.

            7.3.1.  GILLETTE Right to Prosecute. During the TERM, GILLETTE, to the extent permitted by law, will have the right, under its own control and at its own expense, to prosecute any THIRD PARTY infringement of the PATENT RIGHTS in the FIELD, subject to Paragraph 7.5 (Recovery) and its subparagraphs. If required by law, A123 will permit any action under Paragraph 7.3 (Right to Prosecute Infringements) and its subparagraphs to be brought in its name, including being joined as a party-plaintiff. GILLETTE will hold A123 harmless from, and indemnify A123 against, any costs, expenses, or liability that A123 incurs in connection with such action; provided, however, that GILLETTE will not indemnify A123 against any liability resulting from the actions of A123's counsel or A123's employees or agents.

            7.3.2.  A123 Review / Consent. Prior to commencing any such action, GILLETTE will consult with A123 and will consider the views of A123 regarding the advisability of the proposed action and its effect on the public interest. If A123 is a named party in any such action, GILLETTE will not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Paragraph 7.3 (Right to Prosecute Infringements) and its subparagraphs) without the prior written consent of A123, such consent not to be unreasonably withheld. In the event that A123 is not a named party in any such action, GILLETTE will provide A123 with a copy of any proposed settlement (the "PROPOSED SETTLEMENT").

              7.3.2.1.  A123 Rights/Obligations Affected. In the event A123 believes its rights or obligations are affected by such PROPOSED SETTLEMENT, A123 will notify GILLETTE in writing within [**] of GILLETTE's providing A123 with the PROPOSED SETTLEMENT, such notice detailing A123's reasons for concern. Upon such written notice to GILLETTE, A123 may attempt to institute alternative dispute resolution with the alleged infringer to resolve the matter. In the event A123 does not resolve the matter within [**] from receipt of the PROPOSED SETTLEMENT, GILLETTE will be free to enter into a settlement with the alleged infringer no less favorable to A123 than the PROPOSED SETTLEMENT. A123 will not settle with the alleged infringer without the prior written consent of GILLETTE if such settlement would result in a more negative effect on the rights of GILLETTE under the LICENSED TECHNOLOGY than the PROPOSED SETTLEMENT.

            7.3.3.  A123 Right to Prosecute. In the event that GILLETTE is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after GILLETTE first becomes aware of the basis for such action, A123 will have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained will belong to A123. A123 will not settle with the alleged infringer without the prior written consent of GILLETTE if such settlement would result in a more negative effect on the rights of GILLETTE under the LICENSED TECHNOLOGY than the PROPOSED SETTLEMENT.

          7.4.  Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against A123 or GILLETTE by a THIRD PARTY alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, A123, at its option, will have the right within [**] after commencement of such action to take over the sole defense of the action at its own expense. If A123 does not exercise this right, GILLETTE may take over the sole defense of the action at GILLETTE's sole expense, subject to Paragraph 7.5 (Recovery) and its subparagraphs.

          7.5.  Recovery. Any recovery obtained in an action brought by GILLETTE under Paragraphs 7.3.1 (GILLETTE Right to Prosecute) or 7.4 (Declaratory Judgment Actions) will be distributed as follows:

            7.5.1.  each PARTY will be reimbursed for any expenses, including reasonable attorneys' fees, incurred in the action;

            7.5.2.  as to ordinary damages, GILLETTE will receive an amount from such recovery equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court will have applied, and

              7.5.2.1.  if such award is at least as much as GILLETTE's lost profits or reasonable royalty had GILLETTE sold the infringing products, then GILLETTE will pay to A123 based upon such amount a reasonable approximation of the royalties and other amounts that GILLETTE would have paid to A123 if GILLETTE had sold the infringing products, processes, and services rather than the infringer; and

            7.5.3.  as to special or punitive damages, GILLETTE will receive [**]% of any such award and A123 will receive [**]%.

          7.6.  Cooperation. Each PARTY will use reasonable efforts to cooperate in any action under Article 7 (Patent Prosecution & Infringement) which is controlled by the other PARTY.

        8.     Indemnification

          8.1.  Indemnification.

            8.1.1.  GILLETTE Indemnity. Subject to Paragraphs 8.1.2 (A123 IP Indemnities) and 8.1.2.4 ([**]) and their subparagraphs, GILLETTE will indemnify, defend, and hold harmless A123 and its SUBSIDIARIES and their trustees, officers, employees, and agents and their respective successors, heirs and assigns (the "A123 INDEMNITEES"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the A123 INDEMNITEES in connection with any THIRD PARTY claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed by GILLETTE pursuant to any right or license granted under this AGREEMENT; provided, however, that GILLETTE will not be obligated to indemnify A123 for any such liability, damage, loss, or expense that arise as a result of gross negligence or willful misconduct on the part of A123 or AFFILIATEs of A123 or its and their respective directors, officers, employees and agents.

          8.1.2.  A123 IP Indemnities.

            8.1.2.1.  Intellectual Property Infringement. During the [**] following the EFFECTIVE DATE, A123 will indemnify, defend, and hold harmless GILLETTE, its AFFILIATEs, and their trustees, officers, employees, and agents and their respective successors, heirs and assigns (the "GILLETTE INDEMNITEES") against any action brought or allegation made against GILLETTE and/or its AFFILIATEs to the extent that it is based upon a THIRD PARTY claim that the manufacture, use or sale of CELLS, [**], or components thereof that are manufactured by or for GILLETTE and/or its AFFILIATEs in the manner that A123 teaches GILLETTE and/or its AFFILIATEs to manufacture such CELLS, [**] and components thereof during the LEARNING PHASE and/or as specifically disclosed in EXISTING PATENT RIGHTS (individually and collectively, "TECHNOLOGY APPLICATION") infringes any copyright, trade secret, patent right in the US, patent right in Europe, patent right in Japan, or other proprietary right, and will pay any costs, damages and reasonable attorney's fees attributable to such claim that are awarded against GILLETTE and/or its AFFILIATEs. A123's obligations hereunder are contingent on the following conditions:

              8.1.2.1.1.  GILLETTE must notify A123 in writing promptly after GILLETTE becomes aware of a claim;

              8.1.2.1.2.  GILLETTE must grant A123 the sole control of the settlement, compromise, negotiation and defense of any such claim; and

              8.1.2.1.3.  GILLETTE must cooperate with A123 and provide A123 with all information related to the claim that is reasonably requested by A123.

            8.1.2.2.  Remedies. If in A123's and/or GILLETTE's opinion any TECHNOLOGY APPLICATION may become, or in fact does become, the subject of a reasonable claim of patent infringement by a THIRD PARTY (excluding for the avoidance of doubt [**]), then A123 will, at its election or at GILLETTE's request, either (i) obtain the right for GILLETTE and its AFFILIATEs to continue using the applicable TECHNOLOGY APPLICATION under the THIRD PARTY's patent rights; or (ii) replace or modify the applicable LICENSED TECHNOLOGY with non-infringing technology with substantially the same functionality and performance acceptable to GILLETTE (GILLETTE's acceptance not to be unreasonably withheld); or (iii) if neither (i) nor (ii) are reasonably practicable in A123's sole discretion, A123 will offer to terminate the license(s) to the extent specifically related to the subject TECHNOLOGY APPLICATION, by withdrawing the TECHNOLOGY APPLICATION from the scope of LICENSED TECHNOLOGY. If GILLETTE accepts A123's offer to terminate, then either Paragraphs 8.1.2.2.1 (Applicable Licenses Terminated) or 8.1.2.2.2 (Alternative Remedy) and their subparagraphs will apply:

              8.1.2.2.1.  Applicable Licenses Terminated. If, pursuant to Paragraph 8.1.2.2 (Remedies) the license(s) scope specifically applicable to all or a portion of the TECHNOLOGY APPLICATION is terminated, GILLETTE and its AFFILIATEs will immediately cease use of the terminated portion of LICENSED TECHNOLOGY and A123 will owe to GILLETTE:

                8.1.2.2.1.1.  subject to the limitations set forth in Paragraph 8.3 (Limitations), a pro rata portion of the INITIAL LICENSE FEES paid for such license(s) based on

                8.1.2.2.1.1.1.    the value of the removed LICENSED TECHNOLOGY up to a maximum of Ten Million U.S. Dollars ($10,000,000), divided by

                8.1.2.2.1.1.2.    the value of all of the LICENSED TECHNOLOGY, then reduced through

                8.1.2.2.1.1.3.    straight-line depreciation over such four (4) year period.

              8.1.2.2.2.  Alternative Remedy. In lieu of receiving the payment contemplated in Paragraph 8.1.2.2.1 (Applicable Licenses Terminated) and its subparagraphs within thirty (30) days following A123's delivery of written notice of offer of termination of the license with respect to the subject portion of LICENSED TECHNOLOGY pursuant to Paragraph 8.1.2.2 (Remedies) , GILLETTE may provide written notice to A123 (the "ALTERNATIVE REMEDY NOTICE") of GILLETTE's desire to terminate this AGREEMENT pursuant to this Paragraph 8.1.2.2.2 in which event the PARTIES will use good faith efforts to resolve the matter through communication between senior executives of both PARTIES. If the PARTIES are unable to resolve the matter through their senior executives, then the dispute will be resolved in accordance with the procedures set forth in Article 14 (Dispute Resolution).

              8.1.2.3.  Sole Remedy. Paragraphs 8.1.2.1 (Intellectual Property Infringement), 8.1.2.2 (Remedies) and its subparagraphs states A123's entire liability and GILLETTE's exclusive remedy for GILLETTE's practice of LICENSED TECHNOLOGY resulting in infringement of intellectual property rights of any kind, other than with respect to a SUBSEQUENT CONTRACT for which GILLETTE provides a SUBSEQUENT

      CONTRACT TERMINATION NOTICE pursuant to Section 11.4.2 (MATERIAL ADVERSE EFFECT).

              8.1.2.4.  [**]. For clarification, Paragraphs 8.1.2.1 (Intellectual Property Infringement), 8.1.2.2 (Remedies), 8.1.2.3 (Sole Remedy), and their subparagraphs will not apply to [**]. With respect to the [**]:

                8.1.2.4.1.  No More Restrictive. A123 will not [**] in a manner that is more restrictive of GILLETTE's and/or its AFFILIATEs rights under this AGREEMENT than A123's rights outside the FIELD.

                8.1.2.4.2.  Sole Discretion. A123 will have sole discretion [**] but will use good faith efforts to address any input provided by GILLETTE in connection therewith.

              8.1.2.5.  [**].

              8.1.2.6.  Disclaimer. The foregoing indemnities will not apply to any infringement claim to the extent arising from:

                8.1.2.6.1.  LICENSED KNOW-HOW that has been modified by anyone other than A123 or its subcontractors;

                8.1.2.6.2.  GILLETTE's or its AFFILIATEs' use of the LICENSED KNOW-HOW in conjunction with any other technology or product where use with such other technology or product gave rise to the infringement claim; and/or

                8.1.2.6.3.  GILLETTE's or its AFFILIATEs' use of the LICENSED KNOW-HOW in a manner not authorized by A123 under this AGREEMENT.

            8.1.3.  A123 Product Indemnities. A123 will indemnify, defend, and hold harmless the GILLETTE INDEMNITEES against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the GILLETTE INDEMNITEES in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed by A123 pursuant to any license to GILLETTE IMPROVED IP granted by GILLETTE to A123 under this AGREEMENT. This clause 8.1.3 will not apply to any of the products supplied by A123 pursuant to the SUPPLY AGREEMENT, for which the SUPPLY AGREEMENT will set forth all applicable indemnities.

          8.2.  Procedures. The A123 INDEMNITEES and GILLETTE INDEMNITEES (as applicable, the "INDEMNITEES") will provide the indemnifying PARTY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this AGREEMENT. The indemnifying PARTY will, at its own expense, provide attorneys reasonably acceptable to the other PARTY to defend against any such claim. The INDEMNITEES will cooperate fully with the indemnifying PARTY in such defense and will permit the indemnifying PARTY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). The indemnifying PARTY will keep the INDEMNITEES informed of the progress in the defense and disposition of such claim and to consult with the INDEMNITEES with regard to any proposed settlement. Notwithstanding anything to the contrary in this Paragraph 8.2, the indemnifying PARTY will have sole control of the settlement, compromise, negotiation and defense of any such claim, suit, action, demand or judgment.

          8.3.  Limitations. Subject to Paragraph 8.3.1 (Clarification of Limitations), A123's obligations under Paragraphs 8.1.2.1 (Intellectual Property Infringement), 8.1.2.2 (Remedies), 8.1.2.3 (Sole Remedy), and their subparagraphs will be subject in all respects to the limitations of Article 11 (Limitations on Liability). Subject to Paragraph 8.3.1 (Clarification of Limitations), aggregate amounts payable to GILLETTE or any THIRD PARTY by A123 under Paragraph 8.1.2 (A123 IP Indemnities) and its subparagraphs will be subject to the maximum obligations set forth in Paragraph 11.2 (Limitation on Liability) and its subparagraphs, regardless of whether the amounts due from A123 under Paragraphs 8.1.2.1 (Intellectual Property Infringement), 8.1.2.2 (Remedies), 8.1.2.3 (Sole Remedy), and their subparagraphs would exceed the maximums set forth in Paragraph 11.2 (Limitations on Liability) and its subparagraphs. All other obligations of the PARTIES under Article 8 (Indemnification) will not be limited by Article 11 (Limitations on Liability).

            8.3.1.  Clarification of Limitations. For further avoidance of doubt, notwithstanding anything to the contrary in Paragraph 8.3 (Limitations) or Article 11 (Limitations on Liability), such limitations under Paragraph 8.3 (Limitations) are not applicable to A123's obligations and GILLETTE's rights under Paragraph 8.1.2.5 (Cap on GILLETTE Royalties to Practice LICENSED TECHNOLOGY), 11.4 (SUBSEQUENT CONTRACTS) and their subparagraphs.

        9.     Confidentiality

          9.1.  Disclosure of CONFIDENTIAL INFORMATION. During the course of this AGREEMENT, it may be necessary for a PARTY to disclose to the other PARTY, orally or in writing, proprietary information and/or materials regarding the disclosing PARTY's technology, products, business information, and/or business objectives which the DISCLOSER considers highly confidential ("CONFIDENTIAL INFORMATION"). In addition, this AGREEMENT will be considered CONFIDENTIAL INFORMATION.

          9.2.  Obligation of Confidentiality. Subject to Paragraph 9.3 (Form of Disclosure) and its subparagraphs, all CONFIDENTIAL INFORMATION disclosed by a PARTY to the other PARTY during the term of this AGREEMENT will not be used by the receiving PARTY except in connection with the activities contemplated by this AGREEMENT, will be maintained in confidence by the receiving PARTY, and will not otherwise be disclosed by the receiving PARTY to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing PARTY, except to the extent that the CONFIDENTIAL INFORMATION (as determined by competent documentation):

            9.2.1.  was known or used by the receiving PARTY prior to its date of disclosure to the receiving PARTY; or

            9.2.2.  either before or after the date of the disclosure to the receiving PARTY is lawfully disclosed to the receiving PARTY by sources other than the disclosing PARTY rightfully in possession of the CONFIDENTIAL INFORMATION; or

            9.2.3.  either before or after the date of the disclosure to the receiving PARTY becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving PARTY or its sublicensees; or

            9.2.4.  is independently developed by or for the receiving PARTY without reference to or reliance upon the CONFIDENTIAL INFORMATION; or

            9.2.5.  is required to be disclosed by the receiving PARTY to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving PARTY provides prior written notice of such disclosure to the disclosing PARTY and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. It is understood by both PARTIES that A123 will disclose this AGREEMENT to the minimum extent required by law and regulation in connection with securities filings or registrations made by A123, after providing GILLETTE and opportunity to review and comment on such disclosures.

          9.3.  Form of Disclosure. The obligations of the receiving PARTY under Paragraph 9.2 (Obligation of Confidentiality) and its subparagraphs will only extend to CONFIDENTIAL INFORMATION which is disclosed to the receiving PARTY by the disclosing PARTY:

            9.3.1.  in written form and clearly marked as being confidential; or

            9.3.2.  if not in tangible form (e.g., disclosed orally or observed), then identified as confidential when revealed and summarized in a writing delivered to the receiving PARTY within [**] of such disclosure, where such writing contains the following:

              9.3.2.1.  marked as "Confidential", "Proprietary", "Secret" or similar marking,

              9.3.2.2.  a summary description of the disclosed CONFIDENTIAL INFORMATION,

              9.3.2.3.  lists the place and date of disclosure, and

              9.3.2.4.  lists the names of the persons to whom the disclosure was made.

          9.4.  Employee & Advisor Obligations. Each PARTY will provide CONFIDENTIAL INFORMATION received from the other PARTY only to their respective employees, consultants, advisors AFFILIATEs and SUBLICENSEEs, and to the employees, consultants and advisors of such PARTY's AFFILIATEs and SUBLICENSEEs, who have a need to know and have an obligation to treat such information and materials as confidential.

          9.5.  Contract Manufacturers. Subject to Paragraph 2.3 (Non-exclusive Licenses in Other Fields), GILLETTE and its AFFILIATEs may share A123 CONFIDENTIAL INFORMATION with THIRD PARTY manufacturers who have a need to know for purposes of supplying GILLETTE and/or its AFFILIATEs, who are under an obligation of confidentiality at least as stringent as set forth in Article 9 (Confidentiality). Notwithstanding the foregoing or anything to the contrary in this AGREEMENT, in no event will GILLETTE nor any of its AFFILIATEs share CONFIDENTIAL INFORMATION on NANOPHOSPHATE with a THIRD PARTY manufacturer, without the prior written consent of A123.

          9.6.  Terms of AGREEMENT are Confidential. Except as permitted in Paragraph 9.2.5, neither the actual terms of this AGREEMENT nor the AGREEMENT itself will be disclosed by either PARTY to a THIRD PARTY, without the prior written consent of the other PARTY; other than to:

            9.6.1.  its representatives and attorneys in the course of any legal proceeding to which either of the PARTIES hereto is a party for the purpose of securing compliance with this AGREEMENT;

            9.6.2.  a bona fide potential buyer of all or substantially all of the PARTY's business in LICENSED PRODUCTS;

            9.6.3.  in the case of GILLETTE, to its AFFILIATEs, SUBLICENSEES or THIRD PARTY customers, where such disclosure is limited to the existence of the AGREEMENT, the exclusive nature of the license, and the scope of the FIELD, and where the AFFILIATE, SUBLICENSEE or THIRD PARTY will be under obligations of confidentiality with respect to such disclosure; and

            9.6.4.  in the case of A123, to its licensors of any of the LICENSED TECHNOLOGY, to the extent necessary to comply with any obligations of A123 under the applicable license agreements as of the EFFECTIVE DATE.

          9.7.  TERM. All obligations of confidentiality imposed under Article 9 (Confidentiality) will expire [**] years following termination or expiration of this AGREEMENT, or upon written release of such obligations by the disclosing PARTY, whichever is earlier.

        10.   Representations or Warranties

          10.1.  No Conflict. A123 represents and warrants that all CONFLICTING OBLIGATIONs existing as of the EFFECTIVE DATE are listed on Schedule 10.1 hereto.

          10.2.  SUPPORT. A123 represents and warrants that it will perform the SUPPORT in a professional and workmanlike manner.

          10.3.  NO OTHER WARRANTIES.    EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, A123 MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE LICENSED TECHNOLOGY, TRADEMARKS, OR SUPPORT EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND VALIDITY OF PATENT CLAIMS. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, A123 MAKES NO WARRANTY OR REPRESENTATION (I) REGARDING THE VALIDITY OR SCOPE OF THE PATENT RIGHTS, AND (II) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY LICENSED PRODUCT, LICENSED PROCESS, OR LICENSED SERVICE WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A123 OR OF A THIRD PARTY.

          11.   Limitations on Liability

          11.1.  DISCLAIMER OF INCIDENTAL / CONSEQUENTIAL DAMAGES.    IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ANY SUCH ENTITY OR PERSON WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.

          11.2.  Limitation of Liability.

            11.2.1.  During the LEARNING PHASE. During the LEARNING PHASE, A123's aggregate liability pursuant to this AGREEMENT, whether in contract, tort, or otherwise, arising out of or in connection with this AGREEMENT will not exceed:

              11.2.1.1.  for claims arising in the first [**] of the LEARNING PHASE, $[**] less any amounts previously or contemporaneously paid by A123 to GILLETTE as a liability, remedy or settlement of liability under this AGREEMENT (including without limitation any amounts paid to GILLETTE or any THIRD PARTY pursuant to Article 8 (Indemnification)); and

              11.2.1.2.  for claims arising in the second [**] of the LEARNING PHASE, $[**], less any amounts previously or contemporaneously paid by A123 to GILLETTE as a liability, remedy, or settlement of liability under this AGREEMENT (including without limitation any amounts paid to GILLETTE or any THIRD PARTY pursuant to Article 8 (Indemnification)).

            11.2.2.  After the LEARNING PHASE. After the LEARNING PHASE, A123's aggregate liability pursuant to this AGREEMENT, whether in contract, tort, or otherwise, arising out of or in connection with this AGREEMENT, regardless of whether such liability arises from an action occurring during the LEARNING PHASE, will not exceed the following amounts, less amounts previously paid by A123 to GILLETTE as a liability, remedy, or settlement of liability under this AGREEMENT at any prior or contemporaneous time (including without limitation any amounts paid to GILLETTE or any THIRD PARTY pursuant to Article 8 (Indemnification)):

              11.2.2.1.  for claims arising in the first [**] after end of the LEARNING PHASE, $[**] plus ROYALTIES paid in the then-prior [**] period;

              11.2.2.2.  for claims arising in the second [**] after end of the LEARNING PHASE, $[**] plus ROYALTIES paid in the then-prior [**] period; and

              11.2.2.3.  for claims thereafter, $[**] plus ROYALTIES paid in the then-prior [**] period.

          11.3.  Exceptions. Article 11 (Limitations on Liability) will not limit either PARTY's liability for any claims arising from:

            11.3.1.  breach of Article 9 (Confidentiality);

            11.3.2.  any of either PARTY's indemnification refund or other payment obligations hereunder except as subject to Paragraph 8.3 (Limitations);

            11.3.3.  except for the limitations set forth in Paragraph 11.1 (Disclaimer of Incidental / Consequential Damages),

              11.3.3.1.  breach of Paragraph 2.2 (Sublicenses) and its subparagraphs, or Paragraph 15.2 (Assignment) by either PARTY,

              11.3.3.2.  GILLETTE's rights to refund under Paragraph 11.4 (SUBSEQUENT CONTRACTS) and its subparagraphs, and

              11.3.3.3.  gross negligence, willful misconduct or fraud of a PARTY.

          11.4.  SUBSEQUENT CONTRACTS. Notwithstanding anything to the contrary in Paragraphs 8 (Indemnification) or Sections 11.1 (Disclaimer of Incidental / Consequential Damages), 11.2 (Limitation of Liability), 11.3 (Exceptions) and their respective subparagraphs, A123 will provide to GILLETTE a right to a refund in connection with specific circumstances created by a SUBSEQUENT CONTRACT, as set forth in the subparagraphs to this Paragraph 11.4. This

  Section 11.4 and its subparagraphs shall expire on the earlier of (i) the end of the TERM and (ii) the [**] anniversary of the EFFECTIVE DATE.

          11.4.1.  Freedom to Practice for GILLETTE / No Up-front Payments. A123 will not enter into any SUBSEQUENT CONTRACT that restricts GILLETTE's license rights under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs under the LICENSED PATENTS (via, for example, by sublicense from A123, or direct license from the patent owner); including the freedom-to-practice NANOPHOSPHATE powder under such patents only to the extent such rights are granted by A123 to GILLETTE in this AGREEMENT. Additionally, if any SUBSEQUENT CONTRACT expressly requires any upfront or other lump sum payments by A123 or any sublicensee of A123, then A123 will be solely responsible for such payments to the extent necessary to enable GILLETTE to continue to practice the rights granted by A123 to GILLETTE in this AGREEMENT.

          11.4.2.  MATERIAL ADVERSE EFFECT. During the TERM, in negotiating a SUBSEQUENT CONTRACT, A123 will make a good faith attempt to avoid entering into any SUBSEQUENT CONTRACT that has a MATERIAL ADVERSE EFFECT. In the event a SUBSEQUENT CONTRACT nonetheless results in a MATERIAL ADVERSE EFFECT, GILLETTE may provide written notice to A123 (the "SUBSEQUENT CONTRACT TERMINATION NOTICE") of GILLETTE's desire to terminate this AGREEMENT, so long as such SUBSEQUENT CONTRACT TERMINATION NOTICE is delivered to A123 no more than [**] after GILLETTE receives written notice from A123 of the SUBSEQUENT CONTRACT; provided that, [**] SUBSEQUENT CONTRACT TERMINATION NOTICE may be provided to A123 hereunder regardless of the number of SUBSEQUENT CONTRACTS entered into by A123 that would otherwise be subject to this Section 11.4. Upon A123's receipt of the SUBSEQUENT CONTRACT TERMINATION NOTICE, the following will apply:

            11.4.2.1.  P&G Loses Freedom-to-Practice. If the applicable SUBSEQUENT CONTRACT constitutes A123's breach of its obligation under Paragraph 11.4.1 (Freedom to Practice for GILLETTE / No Upfront Payments) to maintain rights for GILLETTE to practice the technology encompassed by GILLETTE's license rights under Paragraph 2.1 (LICENSED TECHNOLOGY) and its subparagraphs, then A123 will refund to P&G the following amounts within [**] of GILLETTE's notice to terminate under Paragraph 11.4.2 (MATERIAL ADVERSE EFFECT):

              11.4.2.1.1.  all INITIAL LICENSE FEES and consideration for support payments paid from the EFFECTIVE DATE to date under Paragraphs 5.1 (Consideration for Grant of Rights) and 5.2 (Consideration for Support); and

              11.4.2.1.2.  to compensate GILLETTE for its capital investment expenses paid and/or committed to date in reliance on its freedom-to-practice the licensed technology, if the SUBSEQUENT CONTRACT is entered into after the first year from the EFFECTIVE DATE, an additional sum equal to such [**], up to [**] Dollars ($[**]); or

            11.4.2.2.  License Becomes Non-exclusive. If the applicable SUBSEQUENT CONTRACT converts any of P&G's exclusive license rights under Paragraph 2.1 (LICENSED TECHNOLOGY) to a non-exclusive license grant in breach of A123's obligations under Paragraph 2.1 (LICENSED TECHNOLOGY), then A123 will refund P&G one of the following amounts within [**] of GILLETTE's notice to terminate under Paragraph 11.4.2 (MATERIAL ADVERSE EFFECT) (By way of example, "within" and "up to" 12 months from January 1, 2008 includes January 1, 2009):

              11.4.2.2.1.  (Year 1) if the relevant SUBSEQUENT CONTRACT is entered into within twelve (12) months of the EFFECTIVE DATE, then A123 will refund P&G [**]

      and consideration for support payments paid from the EFFECTIVE DATE to date under Paragraphs 5.1 (Consideration for Grant of Rights) and 5.2 (Consideration for Support);

              11.4.2.2.2.  (Year 2) if the relevant SUBSEQUENT CONTRACT is entered into after twelve (12) and up to twenty-four (24) months from the EFFECTIVE DATE, then A123 will refund P&G [**] dollars ($[**]);

              11.4.2.2.3.  (Year 3) if the relevant SUBSEQUENT CONTRACT is entered into after twenty-four (24) months up to thirty-six (36) months from the EFFECTIVE DATE, then A123 will refund P&G [**] dollars ($[**]);

              11.4.2.2.4.  (Year 4) if the relevant SUBSEQUENT CONTRACT is entered into after thirty-six (36) months up to forty-eight (48) months from the EFFECTIVE DATE, then A123 will refund P&G [**] dollars ($[**]); and

              11.4.2.2.5.  (Years 5-7) if the relevant SUBSEQUENT CONTRACT is entered into after forty-eight (48) months up to eighty-four (84) months from the EFFECTIVE DATE, then A123 will refund P&G [**] dollars ($[**]); or

            11.4.2.3.  Increase in Running Royalty Obligations. If the SUBSEQUENT CONTRACT results in GILLETTE having to pay an aggregate running royalty to A123 and/or a counterparty to such SUBSEQUENT CONTRACT or its AFFILIATE (including GILLETTE's obligations under Paragraph 8.1.2.5 (Cap on GILLETTE Royalties to Practice LICENSED TECHNOLOGY)) equivalent to greater than [**] of NANOPHOSPHATE and/or LFP employed in LICENSED PRODUCTS, then A123 will refund to P&G the following amounts within [**] of GILLETTE's notice to terminate under Paragraph 11.4.2 (MATERIAL ADVERSE EFFECT):

              11.4.2.3.1.  all INITIAL LICENSE FEES, ROYALTIES and consideration for support payments paid from the EFFECTIVE DATE to date under Paragraphs 5.1 (Consideration for Grant of Rights) and 5.2 (Consideration for Support); and

              11.4.2.3.2.  to compensate GILLETTE for its [**] to date in reliance on its freedom-to-practice the licensed technology, if the SUBSEQUENT CONTRACT was reached after the first year from the EFFECTIVE DATE, an additional sum of up to [**] Dollars ($[**])

            11.4.2.4.  Substantially Similar/Functional Tech In Lieu of Above. In lieu of the above remedies under Paragraphs 11.4.2.1 (P&G Loses Freedom to Practice) through 11.4.2.3 (Increase in Running Royalty Obligation) and their subparagraphs, A123 at its election will replace or modify the applicable LICENSED TECHNOLOGY with non-infringing technology with substantially the same functionality and performance acceptable to GILLETTE (GILLETTE's acceptance not to be unreasonably withheld).

            11.4.2.5.  Prevention of Multiple Claims under Section 11.4. GILLETTE may only select a remedy pursuant to Sections 11.4.2 (MATERIAL ADVERSE EFFECT), 11.4.2.4 (Substantially Similar/Functional Tech In Lieu of Above) and their subparagraphs, and not under more than one of such subparagraphs. This Section 11.4 and its subparagraphs set forth GILLETE's sole and exclusive remedy with respect to the SUBSEQUENT CONTRACT where P&G chooses to exercise its rights under the SUBSEQUENT CONTRACT TERMINATION NOTICE. Any other claims regarding any other SUBSEQUENT CONTRACT are subject to the other terms and conditions of this AGREEMENT, as applicable.

        12.   General Compliance With Laws

          12.1.  Compliance with Laws. GILLETTE will use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTs.

          12.2.  Export Control. GILLETTE and SUBLICENSEEs will comply with all US laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the US Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. GILLETTE hereby gives written assurance that it will comply with, and will cause its SUBLICENSEEs to comply with, all US export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself, and that it will indemnify, defend, and hold A123 harmless (in accordance with Article 8.1 (Indemnification) and its subparagraphs) for the consequences of any such violation.

          12.3.  Marking of LICENSED PRODUCTs. Solely with respect to applicable LICENSED PRODUCT sold in the US, to the extent commercially feasible and consistent with prevailing business practices, GILLETTE will mark, and will cause its SUBLICENSEEs to mark, all LICENSED PRODUCTs that are manufactured or sold under this AGREEMENT with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

        13.   TERM & Termination

          13.1.  TERM. The AGREEMENT will continue in effect from the EFFECTIVE DATE until the end of the PATENT TERM, unless sooner terminated pursuant to this Paragraph 12.3 (Marking of LICENSED PRODUCTS) or Paragraph 8.1.2.2.2 (Alternative Remedy) ("TERM").

          13.2.  Termination for Default.

            13.2.1.  Nonpayment. In the event GILLETTE fails to pay any amounts due and payable to A123 hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, A123 may terminate this AGREEMENT immediately upon written notice to GILLETTE.

            13.2.2.  Material Breach. In the event either PARTY commits a material breach of its obligations under this AGREEMENT or under the SUPPLY AGREEMENT, except for breach as described in Paragraph 13.2.1 (Nonpayment), and fails to cure that breach within [**] after receiving written notice thereof, the non-breaching PARTY may terminate this AGREEMENT immediately upon written notice to the breaching PARTY.

          13.3.  Effect of Termination.

            13.3.1.  Survival. Subject to Paragraph 8.1.2.2.2 (Alternative Remedy), the following provisions will survive the expiration or termination of this AGREEMENT: Articles 1 (Definitions), , 6 (Reports & Records), 8 (Indemnification), 9 (Confidentiality), 11 (Limitations on Liabilities), 12 (General Compliance With Laws), 14 (Dispute Resolution), and 15 (Miscellaneous); and Paragraphs 2.5 (Non-exclusive GILLETTE IMPROVED IP License), 2.7 (Ownership of LICENSED TECHNOLOGY, No Additional Rights), 10.3 (No Warranties), 13.2 (Termination for Default), and their subparagraphs; provided that Paragraphs 8.1.2.2 (Remedies), all of Paragraph 8.1.2.4 ([**]), other than the first sentence thereof, and all of Paragraph 11.4 (SUBSEQUENT CONTRACTS) will not survive termination.

            13.3.2.  Effects of Other Terminations. Upon the early termination of this AGREEMENT for any reason, GILLETTE and its SUBLICENSEEs may complete and sell any work-in-progress and inventory of LICENSED PRODUCTs that exist as of the effective date of termination, provided that:

              13.3.2.1.  GILLETTE pays A123 the applicable ROYALTY or other amounts due on such sales of LICENSED PRODUCTs in accordance with the terms and conditions of this AGREEMENT, and

              13.3.2.2.  GILLETTE and its SUBLICENSEEs will complete and sell all work-in-progress and inventory of LICENSED PRODUCTs within [**] after the effective date of termination.

            13.3.3.  Pre-termination Obligations. In no event will termination of this AGREEMENT release GILLETTE or SUBLICENSEEs from the obligation to pay any amounts that became due on or before the effective date of termination.

        14.   Dispute Resolution

          14.1.  Binding Arbitration of Disputes. Any controversy or dispute arising out of or in connection with this AGREEMENT its interpretation, performance, or termination, but not including validity or enforceability of patents licensed herein, ("DISPUTE") that the PARTIES are unable to resolve within [**] after written notice by one PARTY to the other of the existence of such DISPUTE, will be submitted to arbitration. The arbitration will be conducted in Delaware, US except as may otherwise be agreed by the PARTIES, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Each DISPUTE will be submitted to a panel of three (3) impartial arbitrators with each PARTY selecting one (1) arbitrator within [**] after the commencement of the arbitration period and the two (2) selected arbitrators selecting a third arbitrator within [**] after the commencement of the arbitration period. Any arbitration hereunder will commence within [**] after appointment of the third arbitrator. No discovery by either PARTY will be permitted unless the arbitrators determine that the PARTY requesting such discovery has a substantial, demonstrable need. The arbitrators will make final determinations as to any discovery disputes and all other procedural matters. If any PARTY fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, then the arbitrators will fix a reasonable time for compliance, and if the PARTY does not comply within such period, then a remedy deemed just by the arbitrators, including an award of default, may be imposed. The decision of the arbitrators will be rendered no later than [**] after commencement of the arbitration period. The final decision of the arbitrators with respect to the DISPUTE, will be limited to a finding fully in favor of one PARTY's position, and no compromise or split decisions will be allowed; and any award of the arbitrators in favor of a PARTY against the other PARTY may not exceed the limitations on liability set forth in this AGREEMENT. Other than attorney's fees and expenses, the costs of arbitration will be born by the PARTY against whom the arbitral decision is made. Any judgment or decision rendered by the panel will be binding upon the PARTIES and will be enforceable by any court of competent jurisdiction. For the avoidance of doubt, the arbitrators will be subject in all respects to the terms and conditions of this AGREEMENT, including without limitation the limitations on liability set forth in Section 11 (Limitations on Liability).

        15.   Miscellaneous

          15.1.  Governing Law. This AGREEMENT and all disputes arising out of or related to this AGREEMENT, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, will be construed, governed, interpreted and applied in accordance with the laws of the State of New York applicable to contracts made and performed entirely in such state, without regard to any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent will have been granted.

          15.2.  Assignment. In the event a PARTY transfers ownership of all or substantially all of its business in the LICENSED PRODUCTS and/or in the event A123 transfers ownership of all or substantially all of the PATENT RIGHTS (collectively, "BUSINESS TRANSFER"), that PARTY would be free to assign this AGREEMENT and the SUPPLY AGREEMENT, together in whole but not in part, to the new owner of such business; provided that (i) GILLETTE will not have the right to assign this AGREEMENT or the SUPPLY AGREEMENT to any THIRD PARTY that is not a PERMITTED ASSIGNEE OF GILLETTE, and (ii) A123 will not have the right to assign this AGREEMENT or the SUPPLY AGREEMENT to any THIRD PARTY that is not a PERMITTED ASSIGNEE OF A123. Except as expressly provided in this Paragraph 15.2 and its subparagraphs, neither PARTY may assign this AGREEMENT, the SUPPLY AGREEMENT or any portion thereof to a THIRD PARTY without the prior written consent of the other PARTY.

            15.2.1.  During LEARNING PHASE. Despite anything to the contrary in Paragraph 15.2 (Assignment), if A123 signs a definitive agreement for a BUSINESS TRANSFER during the LEARNING PHASE, then the BUSINESS TRANSFER will be further subject to either of Paragraphs 15.2.1.1 or 15.2.1.2. In either case, the buyer in the BUSINESS TRANSFER and A123 will be jointly and severally liable for a breach by either A123 or the buyer of the SUPPORT obligation under Article 4 (Learning Support).

              15.2.1.1.  Transfer of Substantially All Personnel / Capabilities. If the BUSINESS TRANSFER involves transfer of all or substantially all of A123's personnel or other capabilities to provide SUPPORT hereunder, then A123 will assign this AGREEMENT to the buyer in such BUSINESS TRANSFER with such buyer's written agreement to honor all A123's commitments hereunder, including the SUPPORT commitments hereunder.

              15.2.1.2.  No Transfer of Substantially All Personnel / Capabilities. If the BUSINESS TRANSFER does not involve transfer of all or substantially all of A123's personnel or other capabilities to provide SUPPORT hereunder, then the buyer in such BUSINESS TRANSFER will license back to A123 all transferred LICENSED TECHNOLOGY for the purpose of A123 performing its SUPPORT and other obligations hereunder.

            15.2.2.  Void & Invalid Assignments. Any assignment made in violation of Paragraph 15.2 (Assignment) and its subparagraphs will be wholly void and invalid, the assignee will acquire no rights whatsoever, and the non-assigning PARTY will not recognize, nor will it be required to recognize, the assignment. This provision limits both the right and the power to assign this AGREEMENT, and/or the rights hereunder.

          15.3.  Notice. Any notices required or permitted under this AGREEMENT will be in writing, will specifically refer to this AGREEMENT, and will be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the PARTIES. All notices under this AGREEMENT will be deemed effective upon receipt. A PARTY may change its contact information immediately upon written notice to the other PARTY in the manner provided in this Paragraph 15.3 and its subparagraphs.

      If to A123:

        A123 Systems, Inc.
        321 Arsenal Street
        Watertown, Massachusetts 02472
        Attention: Eric Pyenson—VP, General Counsel
        Tel: (617) 778-5700
        Fax: (617) 778-5749

      with a copy to:

        John H. Chory, Esq
        Wilmer Cutler Pickering Hale and Dorr LLP
        Bay Colony Corporate Center
        1100 Winter Street
        Waltham, MA 02454
        Tel: 617-526-6000
        Fax: 617-526-5000

      If to GILLETTE:

        Duracell
        Berkshire Corporate Park
        Bethel, Connecticut 06801
        Attention: Rob DaPra, V.P. Strategic Planning,
                        Business Development & Alliances
        Tel: (203) 796-4362
        Fax: (866) 734-7906

      with a copy to:

        The Procter & Gamble Company
        One Procter & Gamble Plaza
        Cincinnati, Ohio 45202
        Attention: Associate General Counsel, Director
                        Transactions Organization

          15.4.  Press Releases. Neither PARTY will issue a press release regarding any aspect of this AGREEMENT, including any general statements as to the existence of a relationship between the PARTIES, without the prior written consent of the other PARTY, unless otherwise required by law or regulation, in which case, the issuing PARTY will provide the other PARTY reasonable prior written notice of the required disclosure.

          15.5.  Force Majeure. Neither PARTY will be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.

          15.6.  Amendment & Waiver. This AGREEMENT may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both PARTIES. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

          15.7.  Severability. In the event that any provision of this AGREEMENT will be held invalid or unenforceable for any reason, such invalidity or unenforceability will not affect any other provision of this AGREEMENT, and the PARTIES will negotiate in good faith to modify the AGREEMENT to preserve (to the extent possible) their original intent. If the PARTIES fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute will be resolved in accordance with the procedures set forth in Article 14 (Dispute Resolution). While the dispute is pending resolution, this AGREEMENT will be construed as if such provision were deleted by agreement of the PARTIES.

          15.8.  Counterparts. This AGREEMENT may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. A facsimile or .pdf copy of a signature of a PARTY will have the same effect and validity as an original signature.

          15.9.  Binding Effect. This AGREEMENT will be binding upon and inure to the benefit of the PARTIES and their respective permitted successors and assigns.

          15.10.  Headings. All headings are for convenience only and will not affect the meaning of any provision of this AGREEMENT.

          15.11.  Entire Agreement. This AGREEMENT constitutes the entire agreement between the PARTIES with respect to its subject matter and supersedes all prior agreements or understandings between the PARTIES relating to its subject matter.

          15.12.  Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word "or" is used in the inclusive sense (i.e., and/or). The words "hereof," "herein" and "hereunder" and words of similar import when used in this AGREEMENT will refer to this AGREEMENT as a whole and not to any particular provision of this AGREEMENT. Article, paragraph and subparagraph references are to this AGREEMENT, unless otherwise specified. The term "including" as used herein will mean including, without limiting the generality of any description preceding such term. The language of this AGREEMENT will be deemed to be the language mutually chosen by the PARTIES and no rule of strict construction will be applied against either PARTY hereto.

          15.13.  No Construction Against Drafter. Each PARTY acknowledges that it has been advised to, and has had the opportunity to consult with its personal attorney prior to entering into this AGREEMENT. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause will be applied with respect to this AGREEMENT.

        IN WITNESS WHEREOF, the PARTIES have caused this Exclusive License Agreement to be executed by their duly authorized representatives.

A123 SYSTEMS, INC.		THE GILLETTE COMPANY
By:	/s/ Michael Rubino	By:	/s/ Mark Bertolami
Name: Michael Rubino Title: CFO Date: November 17, 2008		Name: Mark Bertolami Title: President, Duracell Date: November 13, 2008

Schedule 1.19—EXISTING PATENTS

	Title	Assignee	Publication Number
[**]	[**]	[**]	[**]

        Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted.

        [**]

Schedule 1.46.2—Obligations of PERMITTED ASSIGNEE OF GILLETTE

PERMITTED ASSIGNEE agrees to the following:

1.
Restricted Access.    For the period up to [**], PERMITTED ASSIGNEE will restrict access to A123's CONFIDENTIAL INFORMATION to only PERMITTED ASSIGNEE employees that

1.1.
do not work directly in any areas of lithium phosphate design or coating services for application outside the FIELD; and

1.2.
do not provide any lithium phosphate electrode design or coating services for application in the FIELD, to any third party other than The Procter & Gamble Company, any AFFILIATEs of The Procter & Gamble Company, A123, and/or any AFFILIATEs of A123.

2.
Acknowledgment of Existing License Obligations.    PERMITTED ASSIGNEE will abide by the terms and conditions of the AGREEMENT, including without limitation the restrictions regarding PERMITTED SUBLICENSEES.

[Remainder of page intentionally left blank.]

Schedule 1.47—Obligations of PERMITTED ASSIGNEE OF A123

PERMITTED ASSIGNEE agrees to the following:

1.
Restricted Access.    For the period up to [**], PERMITTED ASSIGNEE will restrict access to A123's CONFIDENTIAL INFORMATION to only PERMITTED ASSIGNEE employees that

1.1.
do not work directly in lithium phosphate design or coating services for application in the FIELD; and

1.2.
do not provide any lithium phosphate electrode design or coating services in the FIELD, to any third party other than The Procter & Gamble Company, any AFFILIATEs of The Procter & Gamble Company, A123, and/or any AFFILIATEs of A123.

2.
Acknowledgment of Existing License Obligations.    PERMITTED ASSIGNEE will abide by the terms and conditions of the AGREEMENT.

[Remainder of page intentionally left blank.]

Schedule 10.1—CONFLICTING OBLIGATIONS

None.

[Remainder of page intentionally left blank.]

QuickLinks

  Exhibit 10.30